ASSET PURCHASE AGREEMENT


                                      among


                                RAM ENERGY, INC.,

                         MAGIC CIRCLE ENERGY CORPORATION

                                       and

                         CARMEN DEVELOPMENT CORPORATION

                                 (the "Sellers")



                                       and



                            CARMEN ACQUISITION CORP.

                                  (the "Buyer")




                                December 1, 2001







                           COMMERCIAL LAW GROUP, P.C.
                             ATTORNEYS & COUNSELORS
                2725 Oklahoma Tower o 210 Park Avenue o Oklahoma
                    City, Oklahoma 73102-5604 Telephone (405)
                      232-3001 o Telecopier (405) 232-5553

                                TABLE OF CONTENTS
                                                                          Page
1.       Property to be Sold and Purchased                                  1
    1.1      Real Property Interests                                        1
    1.2      Tangible Property                                              2
    1.3      Unit and Related Interests                                     2
    1.4      Contracts                                                      2
    1.5      Hydrocarbons                                                   2
    1.6      Related Rights                                                 2
    1.7      Imbalances                                                     3
    1.8      Title Documents and Warranties                                 3
    1.9      Records                                                        3
    1.10     Derivative Rights                                              3
20       Purchase Price                                                     4
    2.1      Mortgage Liens                                                 4
    2.2      Title and Environmental Defects                                5
    2.3      Gas Imbalances                                                 5
    2.4      Adjustments                                                    5
30       Representations and Warranties of the Seller                       5
    3.1      No Assumption of Obligations                                   5
    3.2      Organization, Good Standing, Etc                               5
    3.3      Legal Requirements                                             6
    3.4      Consents and Approvals                                         6
    3.5      Litigation                                                     6
    3.6      Taxes                                                          6
    3.7      No Breach of Statute or Contract; Governmental Authorizations  6
    3.8      Permits                                                        7
    3.9      Title to the Interests                                         7
    3.10     Oil and Gas Leases in Good Standing                            7
    3.11     Compliance with Laws                                           7
    3.12     Contracts, Consents and Preferential Rights                    8
    3.13     Planned Future Commitments                                     8
    3.14     Environmental and Safety Matters                               8
    3.15     Plugging Status                                                9
    3.16     Payout Balances, Gas Imbalances and Take or Pay                9
    3.17     Affiliate Transactions                                        10
    3.18     Authority                                                     10
    3.19     Broker's or Finder's Fees                                     10
    3.20     Fairness Opinion                                              10
    3.21     Full Disclosure                                               10
40       Representations and Warranties of the Buyer                       10
    4.1      Organization and Standing                                     10
    4.2      Corporate Powers                                              10
    4.3      No Restriction                                                11
    4.4      Authorization                                                 11
    4.5      Governmental Consent                                          11
    4.6      Litigation, etc                                               11
    4.7      Broker's or Finder's Fees                                     11
50       Covenants                                                         11
    5.1      Access to Information                                         11
    5.2      Conduct of Business                                           12
    5.3      Consents and Operations                                       12
    5.4      Conditions                                                    12
    5.5      Accounting                                                    12
    5.6      Independent Contractors                                       12
    5.7      Revenues Held For Benefit of Another Party                    12
    5.8      Revenues and Expenses                                         13
    5.9      Carmen System Right of First Refusal                          13
    5.10     Hinz Well Area                                                13
    5.11     Gas Balancing Reconciliation                                  14
    5.12     Posting of Letter of Credit                                   14
    5.13     Butzer Well.                                                  14
    5.14     Sapient                                                       14
    5.15     Dissolution Agreement                                         14
60       Buyer's Conditions Precedent                                      15
70       Sellers' Conditions Precedent                                     16
80       The Closing                                                       16
    8.1      Buyer's Deliveries                                            17
        8.1.1     Purchase Price                                           17
        8.1.2     Escrow Agreement                                         17
        8.1.3     Evidence of Authority                                    17
        8.1.4     Additional Documents                                     17
    8.2      Sellers' Deliveries                                           17
        8.2.1     Assignments                                              17
        8.2.2     Change of Operator Forms                                 17
        8.2.3     Escrow Agreement                                         17
        8.2.4     Other Parties                                            17
        8.2.5     Evidence of Authority                                    17
        8.2.6     Records and Data                                         18
        8.2.7     Interest                                                 18
        8.2.8     Additional Documents                                     18
    8.3      Post Closing Adjustments and Escrow Disbursements             18
    8.4      Costs                                                         18
    8.5      Risk of Loss                                                  18
90       Post Closing Adjustments; Escrow Amount and Disbursements         18
    9.1      Hold Back Amount                                              18
    9.2      Post-Closing Adjustments                                      18
    9.3      Title and Environmental Defects                               19
        9.3.1     Environmental Defects                                    19
        9.3.2     Title Defects                                            19
    9.4      Escrow Disbursements                                          21
        9.4.1     First Claim Period                                       21
        9.4.2     Second Claim Period                                      22
        9.4.3     Title and Environmental Defects                          22
        9.4.4     Reassigned Interests                                     23
        9.4.5     Dispute Resolutions                                      23
        9.4.6     Joint Instructions; Allocations; Interest                24
    9.5      Adjustments in Excess of Hold Back Amount                     24
10.      Sellers' Indemnification                                          24
11.      Preservation of Books and Records.                                25
12.      Termination                                                       25
13.      Default                                                           25
14.      Arbitration                                                       25
15.      Miscellaneous                                                     26
    15.1     Time                                                          26
    15.2     Notices                                                       26
    15.3     Representations and Warranties                                27
    15.4     Cooperation                                                   27
    15.5     No Third Party Beneficiaries                                  27
    15.6     Cumulative Remedies                                           27
    15.7     Choice of Law                                                 28
    15.8     Headings                                                      28
    15.9     Entire Agreement                                              28
    15.10      Assignment                                                  28
    15.11      Amendment                                                   28
    15.12      Severability                                                28
    15.13      Attorney Fees                                               28
    15.14      Waiver                                                      28
    15.15      Counterparts                                                28
    15.16      JOINT ACKNOWLEDGMENT                                        29
    15.17      WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC                 29

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into effective the 1st day of December, 2001, among RAM ENERGY, INC., a Delaware corporation ("RAM"), MAGIC CIRCLE ENERGY CORPORATION, a Delaware corporation ("MCEC") and CARMEN DEVELOPMENT CORPORATION, an Oklahoma corporation, on its own behalf and as successor in interest to Carmen Field Limited Partnership, an Oklahoma limited partnership ("CDC", and jointly and severally with RAM and MCEC, the "Sellers"), and CARMEN ACQUISITION CORP., an Oklahoma corporation (the "Buyer").

                              B A C K G R O U N D :

A. Prior to the Closing Date (as hereinafter defined), the Sellers will cause Carmen Field Limited Partnership ("CFLP") to be dissolved and all of CFLP's oil and gas leases and related assets will be distributed to CDC just prior to the Effective Time (as hereinafter defined).

B. The Sellers desire to sell and the Buyer desires to purchase all of the Sellers' right, title and interest in and to the Interests (as hereinafter defined) which includes all of the producing and non-producing oil and gas assets held, owned or controlled by the Sellers, CFLP and any other subsidiaries of RAM as of November 15, 2001, in the counties listed in Schedule "1" attached hereto and made a part hereof, excluding the Excluded Assets (as hereinafter defined).

C. The purchase and sale of the Interests from the Sellers to the Buyer will be consummated on the terms and conditions set forth in this Agreement and the Assignment, Bill of Sale and Conveyance in the forms at Exhibit "1" attached hereto and made a part hereof (the "Assignment").

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Property to be Sold and Purchased. Subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and the Sellers agree to sell, assign, convey and deliver to the Buyer at Closing, but effective as of 7:00 a.m. CST on December 1, 2001 (the "Effective Time") all of the right, title and interest of the Sellers in all oil, gas and mineral properties and interests located in the counties and states listed in Schedule "1" attached hereto and made a part hereof (the "Interests"). The Interests will include, without limitation, all of the Sellers' right, title and interest in and to:

     1.1 Real Property Interests. All oil, gas and mineral leases, operating rights, working interests, net revenue interests, mineral interests, royalty interests, overriding royalty interests, payments out of production and other similar agreements and rights, whether producing or non-producing and any other oil, gas or other leasehold or mineral rights of any type located in the counties listed in Schedule "1", including, without limitation, the working and net revenue interests in wells as described in Schedule "1.1" attached hereto and made a part hereof, any working interests and net revenue interests in the mineral interests, leasehold interests, oil and gas interests and any rights to acquire any of the foregoing interests, by contract, pooling order or otherwise (the "Real Property Interests").

     1.2 Tangible Property. All tangible personal property, equipment, inventory, spare parts, fixtures and improvements, including, but not by way of limitation, all oil and gas wells, injection wells, salt water disposal facilities, well heads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, gathering lines, flow lines, gas lines, gas processing and compression facilities, water lines, vessels, tanks, boilers, separators, fixtures, platforms, machinery, tools, treating equipment, compressors and other equipment, pipelines, power lines, telephone and communication lines, transportation and communication facilities, and other appurtenances situated upon the lands covered by the Real Property Interests or any land or lands pooled or unitized therewith or used or obtained in connection with the production, treating, storing, transportation or marketing of oil, gas and other hydrocarbons or minerals therefrom (the "Wells").

     1.3 Unit and Related Interests. All presently existing unitization, pooling and/or communitization agreements, declarations or designations and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, which relate to the Real Property Interests, and all of the Sellers' interest in and to the properties covered or units created thereby which are attributable to the Real Property Interests.

     1.4 Contracts. All presently existing and valid oil, casinghead gas and gas sales agreements, operating agreements, farmout and farmin agreements, pooling agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing contracts and agreements, partnership and joint venture agreements and any other contracts, agreements and instruments which pertain to the Real Property Interests, Wells or any interests pooled or unitized therewith, except to the extent (and only to the extent) any such contract covers lands outside the counties listed in Schedule "1."

     1.5 Hydrocarbons. All oil and gas and other hydrocarbons in, on, under or produced from the Real Property Interests or any interests pooled or unitized therewith from and after the Effective Time.

     1.6 Related Rights. All easements, permits, licenses, servitudes, rights of way and all other rights and appurtenances situated on or used in connection with the Real Property Interests, Wells or any interests pooled or unitized therewith and the right to receive all income, disbursements and distributions attributable to the Sellers' partnership interests, whether general, limited or special, in the partnerships listed on Schedule "1.6" attached hereto and made a part hereof, save and except the income, disbursements and distributions attributable to a one percent (1%) general partnership interest in each such partnership, which shall be retained by MCEC (the "Partnership Rights");

     1.7 Imbalances. All rights and benefits arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to hydrocarbons produced from the Real Property Interests as of the Effective Time.

     1.8 Title Documents and Warranties. To the extent the same are assignable or transferable, and further to the extent the same are related to the Real Property Interests and Wells, all of the Sellers' interests in and to all: (i) orders, contracts, title opinions and documents, abstracts of title, leases, deeds, division of interest statements, participation agreements, and all other agreements and instruments, easements, rights-of-way, licenses, authorizations, permits and similar rights and interests, subject to the rights of third parties; and, (ii) all claims, rights and causes of action including, without limitation, causes of action for breach of warranty, against third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action affect the value of the Real Property Interests or the Wells after the Effective Time, and where necessary to give effect to the assignment of such rights, claims and causes of action, Assignor grants to Assignee the right to be subrogated to such rights, claims and causes of action.

     1.9 Records. All files, records and data (including electronic data) including but not limited to geophysical and seismic data, lease files, land files, wells files, division order files, abstracts, title files, engineering and/or production files, maps, accounting records, and other information in the possession of the Sellers or copies thereof specifically related to the Wells and Real Property Interests, and all rights relating thereto.

     1.10 Derivative Rights. All other rights and interests in, to or under or derived from the Wells or the Real Property Interests, the lands covered thereby or pooled, unitized or directly used or held for use in connection therewith.

There is hereby expressly reserved to Sellers, and the Interests will not cover or include the following (the "Excluded Assets"): (a) Any interest or ownership of the Sellers in the Carmen Gathering System located in Woods, Alfalfa and Major Counties, Oklahoma (for purposes of this Agreement, the parties acknowledge that the Carmen Gathering System includes all real and personal property comprising, connected to or used in connection with the system downstream of (i) the inlet of the gas purchase meter on each well connected to the system, and (ii) the outlet of the tank battery on each such well), nor shall the Assignment convey any easements, rights of way, real estate, buildings, fixtures, equipment, central point salt water disposal facilities, contracts or any other rights, benefits, obligations or liabilities pertaining to the Carmen Gathering System, (b) any right, title, interest or ownership of the Sellers in Sections 31 and 32 of Township 17 North, Range 25 West, Sections 5, 6, 7 and 8 of Township 16 North, Range 25 West and Sections 1, 2, 11 and 12 of Township 16 North, Range 26 West, all in Roger Mills County, Oklahoma, (c) any right, title, interest or ownership of the Sellers in the Sellers' yard located in Fairview, Oklahoma, the Carmen Gathering System office located in Carmen, Oklahoma, the Carmen plant site or the real property offsetting the Carmen plant site or in any personal property or equipment located thereon, (d) any hydrocarbons produced from the Real Property Interests prior to the Effective Time, including hydrocarbons in storage at the Effective Time, and any proceeds from the sale thereof, (e) any claims relating to sales of production from the Real Property Interests prior to the Effective Time, (f) any claims for a refund relating to or entitlement to an adjustment with respect to prior payments for sales of production from the Real Property Interests prior to the Effective Time, (g) any claims relating to, or any entitlement to an adjustment for, expenses paid by the Sellers prior to the Effective Time, (h) any claims relating to the ownership or operation of the Real Property Interests or the Wells prior to the effective time (except for gas imbalances and title claims, all of which are intended to be conveyed to the Buyer), (i) any trucks, tractors, backhoes or other vehicles or similar equipment on or relating to the Real Property Interests, (j) all accounts receivable relating to the Real Property Interests and the Wells attributable to operations prior to the Effective Time, (k) all geological and geophysical information, files, maps and similar information relating to concepts, lead areas and prospects upon which leasehold interests have not been acquired by the Sellers as of the Effective Time, and (l) rights or obligations relating to gas imbalances on wells located in the counties listed on Schedule "1" that have been plugged and abandoned prior to the Effective Time, but only to the extent the Sellers had such rights or obligations at the Effective Time. The Sellers hereby acknowledge and agree that, except as otherwise specifically agreed in writing, the Sellers will retain all liabilities and obligations relating to the Excluded Assets (other than those under clause [b]) and will indemnify and hold the Buyer harmless with respect thereto. The foregoing retention of liabilities and obligations by the Sellers together with the foregoing agreement to indemnify will not apply to liabilities or obligations otherwise assumed or agreed to be performed in writing by the Buyer, its subsidiaries or affiliates (which for purposes of this Agreement and the Assignment will not include any of the Sellers or CFLP).

20 Purchase Price. On the Closing Date, in consideration for the sale of the Interests, the Buyer will: (a) pay to the Sellers as provided in this Agreement the aggregate amount of Seventy-Six Million Dollars ($76,000,000.00), as adjusted as provided hereinafter, for one hundred percent (100%) of the Interests ( the "Purchase Price"). The Purchase Price will be payable eighty-five percent (85%) in cash (the "Cash Purchase Price") and fifteen percent (15%) in 11 1/2% Senior Notes due 2008 issued by RAM (the "Senior Notes") at par value transferred to RAM on behalf of the Sellers (the "Notes Purchase Price"). For all purposes under this Agreement and in connection with the Closing of the transaction contemplated hereby, in determining all allocations between the Cash Purchase Price and the Notes Purchase Price, the Senior Notes included therein will be rounded downward to the nearest One Thousand Dollars ($1,000.00) and any excess will be included in the Cash Purchase Price. The Sellers hereby acknowledge that Seven Million Five Hundred Thousand Dollars ($7,500,000.00) of the Purchase Price (the "Escrow Amount") will be delivered to BancFirst, Oklahoma City, as escrow agent (the "Escrow Agent") on the Closing Date to be held for making adjustments as further provided in this Agreement pursuant to an escrow agreement executed by the Sellers, the Buyer and the Escrow Agent (the "Escrow Agreement"). In addition, at Closing the Sellers will pay in cash to the Buyer the accrued interest through the Closing Date on the Senior Notes used to satisfy the Note Purchase Price. The Purchase Price will be adjusted as follows:

     2.1 Mortgage Liens. At the Closing, the Buyer will pay for the Sellers' account the Sellers' indebtedness (the "Bank Financing") to Foothill Capital Corporation ("Foothill"), as agent for certain lenders, to the extent necessary to cause Foothill to release and terminate any and all liens and security interests on all of the Interests. The Cash Purchase Price will be reduced by all principal, interest, costs, fees and expenses paid to Foothill in connection with the pay off of the Bank Financing. At the time such payment is made, the Sellers will cause lien releases and termination statements to be delivered to the Buyer with respect to all liens, security interests, claims and encumbrances. However, nothing contained herein will prevent the Buyer from asserting as a Title Defect (as hereinafter defined) any lien, security interest, claim or encumbrance for which a release or termination statement in not properly recorded or tendered at Closing.

     2.2 Title and Environmental Defects. The Purchase Price will be decreased for any Title Defects and Environmental Defects (as hereinafter defined) pursuant to paragraph 9 of this Agreement.

     2.3 Gas Imbalances. The Purchase Price will be decreased by the net mcf amount of the aggregate gas imbalances (overproduc- tion) attributable to the Interests as of the Effective Time multiplied by $1.50 per mcf.

     2.4 Adjustments. The adjustments provided for herein will be based on estimations as of the Closing Date, to the extent available, prepared as mutually agreed by the parties with the final adjustments therefor made in accordance with the provisions of paragraph 9 and other applicable provisions of this Agreement.

30 Representations and Warranties of the Seller. As an inducement to the Buyer to enter into this Agreement, as of the date of this Agreement and the Effective Time, the Sellers jointly and severally represent and warrant to the Buyer (except as to the matters in paragraphs 3.9, 3.14.1, 3.14.3 and the first sentence of 3.10, which matters the Sellers warrant but do not represent):

     3.1 No Assumption of Obligations. Except as specifically provided in this Agreement or in the Assignment, the execution and consummation of this Agreement by the Buyer will not obligate the Buyer with respect to (or result in the assumption by the Buyer of) any obligation of the Sellers under or with respect to any liability, agree- ment or commitment relating to the Interests to the extent arising prior to the Effective Time, including, without limitation, any agreement or obligation relating to the Interests arising prior to the Effective Time or any other business, affairs, properties or finances of the Sellers.

     3.2 Organization, Good Standing, Etc. RAM and MCEC are each corporations duly formed, validly existing and in good standing under the laws of the State of Delaware and CDC is a corporation duly formed, validly existing and in good standing under the laws of Oklahoma. Each of the Sellers has the corporate power and authority to own the Interests and to carry on their respective businesses in each state where the Interests are located. The Sellers are duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by the Sellers or the character of the Interests owned, leased or used by the Sellers makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed, and in good standing would not singly or in the aggregate have a material adverse effect on any of the Interests. CFLP has been dissolved and CDC is the successor in interest to all of the Interests previously owned by CFLP and no other person or entity has any rights or claims with respect thereto.

     3.3 Legal Requirements. Each of the Sellers: (a) has all requisite power to own, lease and operate all the Interests as now being operated; and
          (b) holds all required licenses and permits for carrying on all operations with respect to the Interests.

     3.4 Consents and Approvals. Except (i) with respect to Permitted Encumbrances (as hereinafter defined), or (ii) as disclosed in Schedule "3.4" attached hereto and made a part hereof, the execution, delivery, performance and consummation of this Agreement does not and will not: (a) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any term or provision of any instrument, agreement, contract, commitment, license, promissory note, conditional sales contract, indenture, mortgage, deed of trust, lease or other agreement, instrument or arrangement to which either of the Sellers or CFLP is a party or by which either of the Sellers, CFLP or any of the Interests is bound (other than the credit and security documents related to the Bank Financing, which is being paid in full at the Closing, thereby terminating all obligations of the Sellers thereunder); (b) violate, conflict or constitute a breach of any statute, regulation or judicial or administrative order, award, judgment or decree to which either of the Sellers or CFLP is a party or by which either of the Sellers, CFLP or any of the Interests is bound; or (c) result in the creation, imposition or continuation of any adverse claim or interest, or any lien, encumbrance, charge, equity or restriction of any nature whatsoever, on or affecting the Sellers, CFLP or the Interests.

     3.5 Litigation. Except as listed in Schedule "3.5" attached hereto and made a part hereof, there is no action, suit or proceeding pending or threatened in writing against the Sellers or the Interests and no proceeding, investigation, charge, audit or inquiry pending, or to the Sellers' knowledge threatened, before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality which might result in a material adverse effect on the Buyer or any of the Interests.

     3.6 Taxes. All ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property comprising the Interests or the production or removal of hydrocarbons or the receipt of proceeds therefrom (including applicable escheatment requirements) have been timely paid when due and are not in arrears, except such things as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with generally accepted accounting principles.

     3.7 No Breach of Statute or Contract; Governmental Authorizations. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement by the Sellers will violate any law, statute, rule or regulation of any governmental authority, or will on the Closing Date conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental agency or authority to which the Sellers, CFLP or any of the Interests is subject or of any material agreement or instrument to which either of the Sellers or CFLP is a party or by which either of the Sellers, CFLP or any of the Interests is bound, or constitute a material default thereunder, or result in the creation of any material lien, charge or encumbrance upon any of or the Interests or cause any acceleration of maturity of any material obligation or loan, or give to others any material interest or rights, including rights of termination, cancellation or first refusal, in or with respect to any of the Interests, other than preferential rights to purchase described in Schedule "3.12".

     3.8 Permits. On the Closing Date, the Sellers will have all approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all governmental agencies, whether federal, state or local, United States or foreign, required to permit the operation of the Interests as presently operated (the "Permits") and each will be in full force and effect and will have been duly and validly issued, except where the absence of which, singly or in the aggregate, would not have a material adverse effect on the Interests or the Buyer. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any revocation, cancellation, suspension or modification of any such Permit except (a) those Permits issued in the name of the Sellers that are not transferable under applicable law, or (b) where such revocation, cancellation, suspension or modification would not have a material adverse effect on the Buyer or any of the Interests. On the Closing Date, there will be no outstanding violation of any of the Permits singly or in the aggregate that would have a material adverse effect on the Buyer or the Interests.

     3.9 Title to the Interests. The Sellers will have, as of the Effective Time, Defensible Title (as hereinafter defined) of record to working and net revenue interests set forth in Schedule "1.1" in all of the respective properties comprising the Interests, free and clear of all liens, pledges, claims, charges, security interests, production payments or other encumbrances other than the Permitted Encumbrances.

     3.10 Oil and Gas Leases in Good Standing. Except as set forth in Schedule "3.10" attached hereto and made a part hereof, all oil and gas leases, farmout agreements and exploration agreements relating to the Interests are in full force and effect, and the Sellers and CFLP are not in default thereunder. Except for revenues which are properly being suspended in accordance with applicable law, all oil and gas proceeds owing to others for production prior to the Effective Time have been or will be disbursed in accordance with all of the terms and conditions of the applicable leases, other contracts and applicable law and all deductions from such oil and gas proceeds have been or will be deducted in compliance with all of the terms and conditions of the applicable leases, other contracts and applicable law.

     3.11 Compliance with Laws. The Sellers have and are operating and, to the best of the Sellers' knowledge, other operators of the Interests have operated the Interests in compliance with the provisions and requirements of all applicable law, ordinance, regulation, writ, judgment, decree or order of any court or government or governmental unit in connection with the Interests.

     3.12 Contracts, Consents and Preferential Rights. The Sellers have described in Schedule "3.12"attached hereto and made a part hereof:
          (a) all partnership, joint venture, area of mutual interest, purchase and/or acquisition agreements of which any terms remain executory which materially affect any of the Interests (excluding joint operating agreements and oil, gas and mineral leases); (b) all seismic contracts, any terms of which are still executory, covering any of the Real Property Interests to which the either of the Sellers or CFLP is a party or the Interests are subject; (c) all gas purchase contracts, oil purchase contracts, gathering contracts, transportation contracts, marketing contracts, disposal or injection contracts and all other contracts which are not, by the terms thereof, subject to termination upon thirty (30) days or less notice, (d) all governmental or court approvals and third party contractual consents required in order to consummate the transactions contemplated by this Agreement, other than routine consents required in connection with transfers of U.S. federal, state and Indian leases; (e) all agreements pursuant to which third parties have preferential rights or similar rights to acquire any portion of the Interests upon the transfer of the Interests by CFLP or by the Sellers to the Buyer as contemplated by this Agreement; and (f) all production payments or net profits interests burdening any of the Interests. All such agreements are in full force and effect and no default or breach of any such agreements, consents, approvals or other matters has occurred or is continuing as of the date of this Agreement and the Closing Date.

     3.13 Planned Future Commitments. Except for the continuing operations and other matters set forth in Schedule "3.13" attached hereto and made a part hereof, the Sellers and CFLP have not and will not become legally obligated for any future expenditure commitments requiring an expenditure by the Sellers in excess of Ten Thousand Dollars ($10,000.00) relating to any of the Real Property Interests (drilling of wells, workovers, contract settlements, pipeline projects, production facilities, etc.), or the Wells after the date of this Agreement.

     3.14 Environmental and Safety Matters. Insofar as it pertains to the
          Interests:

          3.14.1 Except as set forth in Schedule "3.14" attached hereto and made a part hereof, the Interests and the ownership and operation thereof are in material compliance with all applicable Environmental Laws (as hereinafter defined) and with all terms and conditions of all environmental permits, and all prior instances of non-compliance have been fully and finally resolved to the satisfaction of all governmental authorities with jurisdiction over such matters, to the extent governmental authorities were involved with any prior instance of non-compliance.

          3.14.2 Except as set forth in Schedule "3.14", there are no civil, criminal or administrative actions, lawsuits, demands, litigation, claims or hearings relating to an alleged breach of Environmental Laws on or with respect to the Interests, and neither the Sellers nor CFLP has received any notice of any third party environmental or health or safety claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding relating to the Interests (an "Environmental Claim") or notice of any alleged violation or non-compliance with any Environmental Law or of non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Interests or the ownership or operation of any thereof.

          3.14.3 No pollutant, waste, contaminant or hazardous, extremely hazardous or toxic material, substance, chemical or waste identified, defined or regulated as such under any Environmental Law is present or has been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or escaped on, in, from, under or in connection with the Interests or the ownership or operation of any thereof, such as to cause a condition or circumstance that would reasonably be expected to result in an Environmental Claim or a violation of any Environmental Law.

     3.15 Plugging Status. All wells on the Interests that have been plugged and abandoned by the Sellers and, to the best knowledge of the Sellers all other wells on the Interests that have been plugged and abandoned, have been plugged and abandoned in accordance in all material respects with all applicable requirements of each governmental authority having jurisdiction over the Sellers, CFLP or the Interests.

     3.16 Payout Balances, Gas Imbalances and Take or Pay. The Payout Balance for each well located on the Real Property Interests is properly reflected in Schedule "3.16A" as of the respective date(s) shown thereon. "Payout Balance(s)" means the status, as of the dates of the Sellers' calculations, of the recovery by the Sellers, CFLP or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of the Sellers or CFLP therein will be reduced or the working interest therein will be increased when such amount has been recovered. Except as is reflected on Schedule "3.16B" as of the respective dates shown thereon: (a) there are no production, transportation or processing imbalances existing with respect to the Sellers, CFLP or the Interests, and (b) neither the Sellers nor CFLP have received any deficiency payments under gas contracts for which any party has a right to take deficiency gas from the Interests, nor have the Sellers or CFLP received any payments for production which are subject to refund or recoupment out of future production.

     3.17 Affiliate Transactions. Except with respect to purchases by MCEC, as successor to CFLP as the owner and operator of the Carmen Gathering System (the "Carmen System"), of oil and gas from Real Property Interests upon which Wells are located that are connected to the Carmen System, and the disposal of salt water produced from Real Property Interests upon which Wells are located that are connected to the Carmen System, there are no transactions affecting any of the Interests between the Sellers and any affiliates of the Sellers that are material to the continued operation of the Interests and that will continue beyond the Closing, except as set forth in Schedule "3.17" attached hereto and made a part hereof. As used in this Agreement, "affiliate" means, with respect to any person or entity, each other person or entity directly or indirectly controlling, controlled by or under common control with such person.

     3.18 Authority. Each of the Sellers has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is legal, valid and binding with respect to the Sellers and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

     3.19 Broker's or Finder's Fees. The Sellers have not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated by this Agreement for which the Buyer will have any responsibility whatsoever.

     3.20 Fairness Opinion. RAM has received an opinion of CIBC World Markets Corp. that the transactions contemplated by this Agreement are fair to RAM from a financial point of view.

     3.21 Full Disclosure. All of the representations and warranties in paragraph 3 of this Agreement are true and correct as of the date made and will be true and correct as of the Closing Date.

40 Representations and Warranties of the Buyer. As an inducement to the Sellers to enter into this Agreement, the Buyer represents and warrants to the Seller that as of the date of this Agreement and the Closing Date:

     4.1 Organization and Standing. The Buyer is a corporation duly formed and in good standing under the laws of the State of Oklahoma.

     4.2 Corporate Powers. The Buyer is duly authorized and empowered to execute, deliver and perform this Agreement. Neither the certificate of incorporation nor the bylaws of the Buyer, nor any other instrument to which the Buyer is a party or is bound, nor any court order or governmental law, rule or regulation, will be violated by the Buyer's execution and consummation of this Agreement.

     4.3 No Restriction. The Buyer is not subject to any order, judgment or decree, or the subject of any litigation, claim or proceeding, pending or threatened, or any other restriction of any kind or character known to the Buyer, which would affect its ability to carry out the transactions contemplated by this Agreement.

     4.4 Authorization. All corporate action on the part of the Buyer necessary for the transaction contemplated by this Agreement shall have been taken on or before the Closing Date. This Agreement is legal, valid and binding with respect to the Buyer and is enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

     4.5 Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any governmental unit is required on the part of the Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby.

     4.6 Litigation, etc. There are no actions, proceedings, or investigations pending, or to the Buyer's knowledge, any basis or threat thereof, which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which would have a material adverse effect on the Buyer.

     4.7 Broker's or Finder's Fees. The Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement for which the Sellers will have any responsibility whatsoever.

50  Covenants.  The parties hereby covenant and agree to perform the following:

     5.1 Access to Information. During the Hold Back Period (as hereinafter defined), insofar as related to the Interests, the Sellers will give the Buyer and the Buyer's agents and representatives, reasonable access to all of the books and records of the Sellers and agree to cause their respective officers to furnish the Buyer and the Buyer's agents and representatives with such financial and operating data and other information with respect to the Interests as the Buyer, its agents and representatives shall from time to time reasonably request; provided, however, that any such investigation shall not affect any of the representations and warranties of the Sellers hereunder and shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Sellers.

     5.2  Conduct of Business. From and after the date of this Agreement:

          5.2.1 The Sellers will, to the extent required for continued operation of the Interests without impairment, use the Sellers reasonable best efforts to assist the Buyer (without incurring any third party expenses) in preserving the present relationships related to the Interests with persons having significant business relations therewith such as suppliers, customers, brokers, agents or otherwise.

          5.2.2 The Sellers will pay, when due, all expenses, taxes, revenues, royalties, overriding royalties and other obligations incurred prior to or due, attributable or owing for periods prior to the Effective Time and will not, without the prior written consent of the Buyer waive any rights accruing after the Effective Time of substantial value with respect to any of the Interests.

          5.2.3 The Sellers will take any and all actions necessary to ensure that the Interests are free and clear of all liens, security interests, claims and encumbrances in connection with the Bank Financing and any other indebtedness or obligation created by the Sellers and encumbering any of the Interests, except the Permitted Encumbrances or otherwise provided in the Assignment.

     5.3 Consents and Operations. From and after the date of this Agreement, the Sellers will each use their reasonable efforts to obtain the consent or approval of each person whose consent or approval is required in order to consummate the transactions contemplated by this Agreement and the Sellers will use their reasonable best efforts, without incurring any third party expense, to assist the Buyer in becoming the duly elected, appointed or successor operator of all of the Interests presently operated by the Sellers or CFLP.

     5.4 Conditions. The Buyer and the Sellers will use their respective reasonable best efforts to cause the conditions and agreements in paragraphs 6, 7 and 8 of this Agreement to be satisfied and performed, whether prior to or after the Closing.

     5.5 Accounting. The Sellers will cooperate with and assist the Buyer in the transition of the joint interest billing and revenue disbursement accounting for the Interests and will take such actions as may be reasonably required with respect thereto with the accounting firm which provides such services to the Sellers.

     5.6 Independent Contractors. The Sellers will cooperate with and assist the Buyer in interviewing and evaluating all pumpers and other independent contractors used by the Sellers in the operation of the Interests and, upon request by the Buyer, in the retention of such individuals' services by the Buyer.

     5.7 Revenues Held For Benefit of Another Party. In the event either the Buyer receives production or other revenues attributable to any of the Interests for any periods prior to the Effective Time or the Sellers receive production or other revenues attributable to any of the Interests for any periods after the Effective Time, the receiving party will hold such revenues for the exclusive benefit of, and immediately remit such revenues to, the party entitled thereto.

     5.8 Revenues and Expenses. The Sellers and the Buyer will properly allocate revenues and expenses before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. All expenses incurred in the operation of the Interests before the Effective Time will be borne by the Sellers and all proceeds from the sale of oil, gas or other hydrocarbons produced from or attributable to the Interests prior to the Effective Time will be the property of the Sellers and all expenses incurred in the operation of the Interests after the Effective Time will be borne by the Buyer and all proceeds from the sale of oil, gas or other hydrocarbons produced from or attributable to the Interests after the Effective Time will be the property of the Buyer. Ad valorem taxes, property taxes and other similar obligations will be prorated between the Sellers and the Buyer as of the Effective Time.

     5.9 Carmen System Right of First Refusal. Effective as of the Closing, the Sellers hereby grant to the Buyer a right of first refusal ("ROFR") to purchase the Carmen System. The ROFR shall operate as follows: In the event Sellers receive a bona fide third party offer to purchase the Carmen System in any form of transaction including, without limitation, sale, merger or other disposition (an "Offer") at a price the Sellers desire to accept (the "Offer Price"), the Sellers will give written notice to the Buyer of the Offer and all terms and conditions thereof including, without limitation, the parties thereto. The Buyer shall have a period of ten (10) days after receipt of the notice of the Offer to notify the Sellers in writing of the Buyer's agreement to purchase the Carmen System for the Offer Price on the terms outlined in the Offer, subject to terms and adjustments customary in similar transactions. In the event the Buyer so notifies the Sellers of the Buyer's intent to purchase the Carmen System for the Offer Price and on such terms, then the sale will be documented and closed on or before the later of: (a) the closing time set forth in the Offer; or (b) the date thirty (30) days after the date the Buyer notifies the Sellers of the Buyer's agreement to purchase the Carmen System. In the event Buyer fails to affirmatively notify the Sellers, within the ten (10) day period described above, of Buyer's intent to purchase the Carmen System on the terms stated in the Offer, then the Sellers shall be free to sell the Carmen System to a third party at any time within ninety (90) days after the date of the initial notice to the Buyer, on terms no less favorable to the Sellers than the terms set out in the Offer. In the event Sellers fail to close such a sale within such ninety (90) day period, then the ROFR will become effective once again upon the expiration of such ninety
          (90) day period. The ROFR will not continue to burden the Carmen System after a sale to a third party conducted as hereinabove described. The ROFR will not apply in the event of a merger by RAM with or into another corporation or a sale by RAM and its subsidiaries (including MCEC and CDC) of all or substantially all of the properties and assets of RAM and its subsidiaries.

     5.10 Hinz Well Area. Contemporaneously with the Closing, RAM agrees to transfer to the Buyer or the Buyer's designee operations on the Hinz Well, located in Section 5-11N-15W, Washita County, Oklahoma, and to support Buyer as operator of all joint interest wells hereafter drilled in Sections 5, 7 and 8-11N-15W, Washita County, Oklahoma. Buyer agrees to commence the drilling of a Red Fork test well in
          Section 8-11N-15W, Washita County, Oklahoma, within sixty (60) days after the later of: (a) receipt of written proposal from RAM to drill such well; or (b) if Oklahoma Corporation Commission proceedings are necessary in order to drill such well, the date a final order is entered in such proceedings.

     5.11 Gas Balancing Reconciliation. The Buyer agrees, prior to the expiration of the Second Hold Back Period (as hereinafter defined), to use its best reasonable efforts to determine the gas balancing status of the Interests as of the Effective Time. The Sellers agree to use their best efforts to cooperate with and assist the Buyer in making such determination. The Buyer will provide for review by the Sellers all information gathered and relied upon by Buyer in making such determination. Within twenty (20) days after receipt from the Buyer of the Buyer's determination of the gas balancing status of the Interests as of the Effective Time, the parties will account and make payment from one to the other as necessary to reflect the gas balancing adjustment to the Purchase Price, at $1.50 per net mcf, that would have been made at Closing had the information determined by Buyer been determined at and as of the Effective Time.

     5.12 Posting of Letter of Credit. The Sellers agree to post or to cause the operator of the Carmen System to post on or before February 1, 2002, and maintain in force and effect for the period of three (3) years from the date of issuance, a standby letter of credit in the minimum amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) to secure the timely payment to the Chesapeake Parties of proceeds from the sale of production into the Carmen System under all hydrocarbon purchase and sale contracts.

     5.13 Butzer Well. With respect to the Butzer #2-7 Well described in Schedule "3.13," which currently is drilling, the Buyer shall reimburse the Sellers the full amount of all unaffiliated third party costs and expenses incurred by the Sellers to date in connection with joint operations on such well, including those costs and expenses incurred prior to the Effective Time but excluding any costs of acquiring or maintaining leasehold interests.

     5.14 Sapient. The parties agree that within five (5) business days after the closing of the merger between an affiliate of the Buyer and Sapient Energy Corp. the parties will cause all of their respective affiliates to pay current: (a) any and all amounts due and owing by Sapient Energy Corp. to the Sellers or the Sellers' affiliates; and
          (b) any and all amounts due and owing by the Sellers or the Sellers' affiliates to Sapient Energy Corp.

     5.15 Dissolution Agreement. This Agreement will not affect, modify or assign the allocation of liability provisions or the indemnification provisions set forth in Article IV and V of that certain Agreement for the Dissolution of Joint Venture (the "Dissolution Agreement") dated February 7, 1996, among DLB Acquisition, L.L.C., DLB Oil & Gas, Inc., Magic Circle Acquisition Corporation and Carmen Field Limited Partnership. Such liabilities will remain with the party allocated such obligations under the Dissolution Agreement.

60 Buyer's Conditions Precedent. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

     6.1 No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any regulatory body preventing consummation of the transactions contemplated by this Agreement;

     6.2 No action will have been commenced or threatened against the Sellers, the Buyer or any of their respective affiliates, associates, officers or directors seeking to prevent or challenge the transactions contemplated by this Agreement or seeking damages arising from the transactions contemplated by this Agreement;

     6.3 All representations and warranties of the Sellers contained herein will be true and correct in all material respects on and as of the Closing Date;

     6.4 The Sellers will have performed or satisfied in all material respects on and as of the Closing Date, all obligations, covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Sellers including, without implied limitation, the payment of the accrued interest on the Senior Notes used to satisfy the Note Purchase Price;

     6.5 All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby will be reasonably satisfactory to the Buyer and the Buyer's counsel, and the Sellers will have delivered such additional certificates, opinions and other documents as the Buyer reasonably requests including, without limitation, certificates of the Sellers dated the Closing Date evidencing compliance with the conditions set forth in this paragraph 6;

     6.6 All of the Interests will be conveyed by the Sellers to the Buyer pursuant to the terms of the Assignment;

     6.7 There will have been no material adverse change in the condition of any of the Interests;

     6.8 There shall not have occurred any loss or damage to any of the Interests (whether or not covered by insurance), which, in any case, would have a material adverse effect on the Buyer;

     6.9 The Sellers and CFLP shall not have sold, assigned, transferred, encumbered, conveyed or otherwise disposed of any of the Interests;

     6.10 The Sellers shall have prepared the necessary forms for the transfer to the Buyer or the Buyer's designee operations of all of the Interests operated by the Sellers in accordance with all applicable agreements relating to such operations;

     6.11 The Sellers shall have executed and delivered to the Buyer the Goodwill Protection Agreement in the form of Exhibit "6.11" attached hereto and made a part hereof;

     6.12 The Sellers and the Buyer or another subsidiary of Chesapeake Energy Corporation ("Chesapeake") shall have entered into the Exploration Agreement on terms and conditions satisfactory to Chesapeake;

     6.13 All existing gas contracts covering the Interests and any other properties owned by the Buyer, Chesapeake and any of its other subsidiaries (the "Chesapeake Parties") pursuant to which gas is delivered into the Carmen System shall have been amended on terms and conditions acceptable to the Buyer and the Sellers; and

     6.14 All outstanding accounts receivable and/or unpaid proceeds due to the Chesapeake Parties by the Sellers or any of their subsidiaries or affiliates will be paid in full in immediately available funds net of amounts that are due and owing by Chesapeake to the Sellers.

70 Sellers' Conditions Precedent. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

     7.1 No preliminary or permanent injunction or other order will have been issued by any court of competent jurisdiction or any governmental or regulatory body preventing consummation of the transactions contemplated by this Agreement;

     7.2 No action will have been commenced or threatened against the Sellers, the Buyer or any of their respective affiliates, associates, officers or directors seeking to prevent or to challenge the transactions contemplated by this Agreement or seeking damages arising therefrom;

     7.3 All representations and warranties of the Buyer contained herein will be true and correct in all material respects on and as of the Closing Date;

     7.4 The Buyer will have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by the Buyer; and

     7.5 All existing gas contracts covering the Interests and any other properties owned by the Chesapeake Parties pursuant to which gas is delivered into the Carmen System shall have been amended on terms and conditions acceptable to the Buyer and the Sellers.

80 The Closing. Unless extended as provided herein, this Agreement will be consummated (the "Closing") at 10:00 a.m. local time in the offices of Commercial Law Group, P.C. or before the close of business on December 5, 2001 (the "Closing Date"). The parties may, by mutual written consent, change the Closing Date to any other date that they may agree upon.

     8.1 Buyer's Deliveries. On the Closing Date, the Buyer will deliver or cause to be delivered:

          8.1.1 Purchase Price. To RAM on behalf of all of the Sellers the Cash Purchase Price and to RAM on behalf of all of the Sellers, the Notes Purchase Price (each, as adjusted and less the Escrow Amount and the amounts payable to Foothill);

          8.1.2 Escrow Agreement. To the Sellers and the Escrow Agent, an executed copy of the Escrow Agreement;

          8.1.3 Evidence of Authority. Such corporate resolutions, certificates of good standing and other evidence of authority with respect to the Buyer as might be reasonably requested by the Sellers; and

          8.1.4 Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Sellers to consummate this Agreement.

     8.2 Sellers' Deliveries. On the Closing Date, the Sellers will deliver or cause to be delivered to the Buyer the following items (all documents will be duly executed and acknowledged where required):

          8.2.1 Assignments. Assignments of each of the Sellers and CFLP for each of the Interests including appropriate documents to evidence the transfer to the Buyer of the Partnership Rights;

          8.2.2 Change of Operator Forms. Change of operator forms in form and substance satisfactory to the Buyer for each of the Interests for which either of the Sellers or CFLP acts as operator evidencing a transfer to the Buyer or the Buyer's designee of operations on all such Interests;

          8.2.3 Escrow Agreement. To the Buyer and the Escrow Agent, an executed copy or the Escrow Agreement;

          8.2.4 Other Parties. Such releases, termination statements, ratifications and waivers from any party who owns or claims any right, title or interest in and to any of the Interests as might be reasonably requested by the Buyer and releases and termination statements for all liens, security interests and encumbrances covering any of the Interests and securing the Bank Financing;

          8.2.5 Evidence of Authority. Such corporate resolutions, certificates of good standing and other evidence of authority with respect to the Sellers and CFLP as might be reasonably requested by the Buyer;

          8.2.6 Records and Data. All records, files, documents, data and other information concerning any of the Interests including, without limitation, all electronic records and data;

          8.2.7 Interest. Pay to the Buyer the accrued interest on the Senior Notes used to satisfy the Note Purchase Price; and

          8.2.8 Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by the Buyer to consummate this Agreement.

     8.3 Post Closing Adjustments and Escrow Disbursements. The Buyer and the Sellers agree that the Purchase Price will be adjusted after the Closing Date in accordance with the provisions of paragraph 9 of this Agreement.

     8.4 Costs. The Sellers will pay the Sellers' attorney fees and the recording costs for the Foothill releases and termination statements, the Buyer will pay the Buyer's attorney fees and the recording costs for the Assignments and the Sellers and the Buyer will each pay fifty percent (50%) of the fees and expenses of the Escrow Agent.

     8.5 Risk of Loss. As of the Effective Time, beneficial ownership and the risk of loss of the Interests will pass from the Sellers to the Buyer.

90 Post Closing Adjustments; Escrow Amount and Disbursements. The Buyer and the Sellers agree that the Purchase Price will be adjusted post Closing, as follows:

     9.1 Hold Back Amount. On the Closing Date, the Escrow Amount will be funded eighty-five percent (85%) out of the Cash Purchase Price and fifteen percent (15%) out of the Notes Purchase Price and will be separated into: (a) a separate fund in the amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) (the "First Hold Back Amount") to be held by the Escrow Agent for a period of sixty
          (60) days after the Closing Date (the "Initial Hold Back Period"); and
          (b) a separate fund in the amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) (the "Second Hold Back Amount") to be held by the Escrow Agent for a period of one hundred twenty (120) days after the Closing Date (the "Secondary Hold Back Period" and, together with the Initial Hold Back Period, the "Hold Back Period).

     9.2 Post-Closing Adjustments. The Purchase Price will be adjusted for: (a) any net mcf amount difference between the actual aggregate gas imbalances as of the Effective Time and the gas imbalances estimated at Closing multiplied by $1.50 per net mcf; (b) for Title Defects and Environmental Defects (as hereinafter defined) as further provided in this paragraph 9; and (c) other claims made or adjustments pursuant to this Agreement including, without limitation the failure of the Sellers to post the letter of credit as provided in paragraph 5.12 of this Agreement.

     9.3 Title and Environmental Defects. The Buyer may conduct, at its sole cost and expense, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Interests in order to determine whether any Title Defects or Environmental Defects exist. All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Interests. All adjustments to the Purchase Price based on an Environmental Defect related to an Interest will be in the amount necessary to remediate or otherwise cure such Environmental Defect. No adjustments to the Purchase Price will be made for Title Defects and Environmental Defects unless the aggregate amount of all Title Defects and Environmental Defects exceeds Five Hundred Thousand Dollars ($500,000.00) (the "Aggregate Defect Threshold") and no single Title Defect or Environmental Defect with respect to an Interest shall be asserted or taken into account in determining the Aggregate Defect Threshold unless the value of all Title Defects and Environmental Defects with respect to such Interest is determined to be more than Five Thousand Dollars ($5,000.00).

          9.3.1 Environmental Defects. As used in this Agreement: (a) "Environmental Defect" means a violation of applicable Environmental Laws that is presently existing on an Interest; and (b) "Environmental Law" means any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, relating to the environment, health and safety, hazardous materials (including the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under, or about any real property owned, leased or operated at any time by the Sellers or CFLP, including soil, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources;

          9.3.2 Title Defects. As used in this Agreement, (a) "Title Defect" means any condition that causes the Sellers' title to one or more of the Interests to be less than Defensible Title; (b) "Defensible Title" means clear, unencumbered, uncontested, record title to an Interest in the Sellers that is (i) evidenced by instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction which (A) entitle the Sellers to receive, throughout the productive life of such Interest, subject to the Before Payout ("BPO") and After Payout ("APO") interests set out in Schedule "1.1," not less than the net revenue interest set forth in Schedule "1.1" in and to all hydrocarbons produced from or allocated to such Interest after deduction of all lessors' royalties, overriding royalties, and other burdens and payments out of production, and (B) obligate the Sellers to bear, throughout the productive life of such Interest (and the plugging, abandonment and salvage thereof), not greater than the working interest set forth in Schedule "1.1" of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of such Interest, except increases in such working interest that result in at least a proportionate increase in the Sellers' net revenue interest for such Interest; (ii) with respect to any Ownership Interest in an item of the Interests not yet earned under a farmout agreement, described in and subject to a farmout agreement containing terms and provisions reasonably consistent with terms and provisions used in the domestic oil and gas business and under which there exists no default by the Sellers; and (iii) subject to Permitted Encumbrances and the BPO and APO interests set out in Schedule "1.1", free and clear of all reversionary interests, contractual burdens, claims and other liens; (c) "Ownership Interests" means the net revenue interests and working interests of the Sellers in each of the Interests, as set forth on Schedule "1.1"; (d) "Permitted Encumbrances" means (i) royalties, overriding royalties, net profits interests and production payments which do not reduce the Sellers' net revenue interest or increase the Sellers' working interest in any Interest from that described in Schedule "1.1", (ii) liens for taxes, assessments, labor and materials for which payment is not due, (iii) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements which are not required by the terms of this Agreement to be disclosed on any Schedule hereto, provided (A) they contain terms and conditions customary in the oil and gas industry, (B) they do not adversely affect or burden the ownership or operation of the Interests affected thereby, (C) all amounts due and payable by the Sellers and CFLP thereunder have been paid and (D) neither the Sellers nor CFLP is in default thereunder, (iv) regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions and similar encumbrances, provided that they do not materially detract from the value or materially increase the cost of operation of any of the Interests or otherwise adversely affect the operation thereof, (v) consents to assignment required from state and federal governments, Indian tribes and similar authorities that customarily are obtained following the delivery of an assignment, but limited to such consents as relate to the Assignment provided for herein as opposed to prior assignments, (vi) conventional rights of reassignment obligating the Sellers to reassign or offer to reassign their interests in any lease prior to a release or abandonment of such lease, (vii) preferential rights to purchase that are waived or for which, after proper notice, the time for exercise has lapsed prior to the date a Title Defect claim is asserted with respect to such outstanding rights, (viii) the production payment described in and created by that certain Conveyance of Production Payment dated September 28, 1999, from RAM to Duke Energy Merchant Finance, L.L.C. covering Interests located in Blaine, Custer and Roger Mills Counties, Oklahoma, together with the agreements, liens and other obligations related thereto,
                    (ix) the preferential rights to purchase listed on Schedule "3.12E" the commitments listed on Schedule "3.13" and items described in Schedule "9.3.2" attached as a part hereof, and
                    (x) the contracts and agreements liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not affected or interrupted, and are not reasonably expected to affect or interrupt, the ownership of Seller or its predecessors in or the receipt of production revenues from the Properties affected thereby; and (e) "Allocated Values" means the allocation of values for the Interests shown on Schedule "1.1" attached hereto and made a part hereof.

     9.4 Escrow Disbursements. Disbursements will be made by the Escrow Agent from the Escrow Amount as follows:

          9.4.1 First Claim Period. At any time prior to the date that is fifty-one (51) days after the Closing Date (the "First Claim Period"), the Buyer will have the right to notify the Sellers in writing that the Buyer is making a claim with respect to the Escrow Amount. Such notice will specify the nature of the claims and the amount the Buyer proposes to be paid out of the First Hold Back Amount with respect to such claims. With respect to all claims other than for Title Defects and Environmental Defects: (a) in the event the Sellers dispute the Buyer's claims, the Sellers will notify the Buyer in writing thereof within three (3) days after receipt of such notice; (b) in the event the Sellers and the Buyer are unable to resolve such dispute within five (5) days after receipt by the Buyer of the notice of dispute, such dispute will be submitted to arbitration as provided in paragraph 14 of this Agreement and the amount in dispute will be transferred from the First Hold Back Amount to the Second Hold Back Amount; (c) in the event the Sellers do not dispute such claims or upon resolution of any such disputes, the Escrow Agent will disburse to the Buyer such amount pro rata from the Cash Purchase Price and the Notes Purchase Price constituting the Escrow Amount as a reduction to the Purchase Price; and (d) the balance of the First Hold Back Amount at the end of the Initial Hold Back Period, if any, after disbursement to the Buyer of any undisputed or resolved claims made during the First Claim Period and transfer to the Second Hold Back Amount of any disputed claims, will be disbursed by the Escrow Agent to the Sellers in the manner provided for payments in paragraph 8.1.1 of this Agreement and the Buyer will pay the Sellers (i) with respect to all Senior Notes distributed to the Sellers, the amount of interest paid by the Sellers to the Buyer on such Senior Notes at the Closing, plus interest on such amount calculated at five percent (5%) per annum from the Closing Date to the date of payment, plus (ii) with respect to the cash distributed to the Sellers, interest on such amount calculated at five percent (5%) per annum from the Closing Date to the date of payment.

          9.4.2 Second Claim Period. At any time prior to the date that is one hundred ten (110) days after the Closing Date (the "Second Claim Period"), the Buyer will have the right to notify the Sellers in writing that Buyer is making a claim with respect to the Second Hold Back Amount. Such notice will specify the nature of the claims and the amount the Buyer proposes to be paid out of the Second Hold Back Amount with respect to such claims. With respect to all claims other than for Title Defects and Environmental Defects: (a) in the event the Sellers dispute the Buyer's claims, the Sellers will notify the Buyer in writing thereof within three (3) days after receipt of such notice; (b) in the event the Sellers and the Buyer are unable to resolve such dispute within five (5) days after receipt by the Buyer of the notice of dispute, such dispute will be submitted to arbitration as provided in paragraph 14 of this Agreement and the amount in dispute will continue to be held in escrow by the Escrow Agent until such dispute is finally resolved;
                    (c) in the event the Sellers do not dispute such claims or upon resolution of any such disputes, the Escrow Agent will disburse to the Buyer such amount pro rata from the Cash Purchase Price and the Notes Purchase Price constituting the Escrow Amount as a reduction to the Purchase Price; and (d) the balance of the Second Hold Back Amount at the end of the Secondary Hold Back Period, after disbursement to the Buyer of any undisputed or resolved claims made during the Second Claim Period less the amount of any unresolved disputed claims, will be disbursed to the Sellers in the manner provided for payments in paragraph 8.1.1 of this Agreement and the Buyer will pay the Sellers (i) with respect to all Senior Notes distributed to the Sellers, the amount of interest paid by the Sellers to the Buyer on such Senior Notes at the Closing, plus interest on such amount calculated at five percent (5%) per annum from the Closing Date to the date of payment, plus (ii) with respect to the cash distributed to the Sellers, interest on such amount calculated at five percent (5%) per annum from the Closing Date to the date of payment.

          9.4.3 Title and Environmental Defects. During the First Claim Period and the Second Claim Period, the Buyer will have the right to notify the Sellers in writing that the Buyer is asserting a Title Defect or Environment Defect with respect to the Interests. Such notice will specify the nature of the claims, the amount the Buyer proposes to be paid out of the First Hold Back Amount and/or the Second Hold Back Amount with respect to such claims and the basis of any claims. In the event the Sellers either (a) dispute the Buyer's claims, or (b) intend to attempt to cure the asserted defect, the Sellers will notify the Buyer in writing thereof within three (3) days after receipt of such notice. In the event
                    (i) the Sellers are unable to cure any asserted defect that they have attempted to cure, and/or (ii) the Sellers and the Buyer, both acting in good faith, are unable to reach agreement as to the value of any disputed or uncured defect within five (5) days after receipt by the Buyer of the notice of dispute or intent to attempt to cure, then the Sellers shall notify the Buyer not later than the close of business on such fifth day (or if it is a Saturday, Sunday or legal holiday, the close of business on the next business day) whether the Sellers intend to either (y) accept the Buyer's calculation of the value of the subject defect, or
                    (z) delete the affected item of the Interests from the sale and concede to the Buyer an allowed claim against the Escrow Amount (or against Sellers, in the event the amount remaining in the Escrow Account is insufficient) equal to the Allocated Value of the deleted item of the Interests. In the event the Sellers fail to give such notice, then they shall be deemed to have accepted the Buyer's calculation of the value of the defect. In the event the Sellers timely notify the Buyer of their intent to delete the affected item of the Interests from the sale, the Buyer shall have the last opportunity, by notice to the Sellers not later than the close of business on the next business day after receipt of the Sellers' notice, to accept the Sellers' calculation of the value of the defect and thereby retain the affected item of the Interests. In the event the affected item of the Interests is deleted from the sale, the Buyer shall, upon receipt of payment in full of the Allocated Value of the affected item of the Interests (whether out of the Escrow Account or directly from the Sellers) promptly reconvey such item of the Interests to the Sellers, effective as of the Effective Time and free and clear of all liens, claims or encumbrances created or arising by, through or under the Buyer. The Buyer agrees to deliver to the Sellers all written information concerning the Environmental Defect or condition that caused the Buyer to reconvey such property to the Sellers and to maintain the confidentiality of such information to the same extent the Buyer maintains the confidentiality of similar information concerning the Buyer's properties.

          9.4.4 Reassigned Interests. In the event that as a result of Title Defects and/or Environmental Defects, an item of the Interests is reconveyed by the Buyer to the Sellers, the Sellers hereby indemnify and hold harmless the Buyer from any claims with respect to such reassigned item of the Interests, except to the extent such claims first arose during the period the Buyer was the owner of such item of the Interests.

          9.4.5 Dispute Resolutions. As each such unresolved dispute or pending claim is resolved, any amount retained in escrow with respect thereto will be disbursed as provided by such resolution and the Buyer will pay to the Sellers (i) with respect to all Senior Notes distributed to the Sellers, the amount of interest paid by the Sellers to the Buyer on such Senior Notes at the Closing, plus interest on such amount calculated at five percent (5%) per annum from the Closing Date to the date of payment, plus (ii) with respect to the cash distributed to the Sellers, interest on such amount calculated at five percent (5%) per annum from the Closing Date to the date of payment.

          9.4.6 Joint Instructions; Allocations; Interest. The Sellers and the Buyer agree to cooperate in good faith to jointly direct the Escrow Agent to make such distributions from the Escrow Amount as are appropriate to reflect the agreement of the parties as provided herein. All distributions out of the Escrow Amount will be made pro rata from the Cash Purchase Price and the Notes Purchase Price constituting the Escrow Amount as a reduction to the Purchase Price so that the ratio of the Cash Purchase Price and the Notes Purchase Price will at all times remain 85/15. Any interest paid on the Senior Notes while in the Escrow and any interest earned thereon after payment will be paid to the parties in the same proportions as the Senior Notes upon which such interest was paid are distributed to the parties by the Escrow Agent; provided, however, that promptly after receipt by the Buyer, on the next payment date with respect thereto, of payment in full of all interest owing on the Senior Notes distributed by the Escrow Agent to the Buyer, the Buyer will immediately pay to the Sellers an amount equal to the amount of interest on such Senior Notes that was paid to by the Sellers to the Buyer at the Closing, together with interest thereon at the rate of five percent (5%) per annum from the Closing Date to the date of payment. All interest earned on the cash portion of the Escrow Amount (excluding interests earned on interest amounts paid on the Senior Notes) will be the sole property of the Buyer and the Escrow Agent will disburse such interest to the Buyer periodically as requested by the Buyer or upon termination of the Escrow Agreement.

         9.5 Adjustments in Excess of Hold Back Amount. In the event the total Purchase Price adjustments pursuant to this paragraph 9 exceed the Escrow Amount, within ten (10) days after such determination, the Sellers will pay the Buyer the total amount of adjustments in excess of the Escrow Amount together with interest calculated at five percent (5%) per annum on such amount from the Closing Date to the date of payment.

10. Sellers' Indemnification. The Sellers agree to pay, defend, indemnify, reimburse and hold harmless the Buyer and the Buyer's directors, officers, agents and employees (the "Indemnified Parties") for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation) incurred, suffered, paid by or resulting to any of the Indemnified Parties and which results from, arises out of or is incurred by reason of: (a) litigation commenced by any third party alleging that the execution, delivery or performance of this Agreement constituted or constitutes a breach or violation of any agreement of the Sellers or CFLP; (b) any inaccuracy of any representation or breach of any warranty set forth in this Agreement or any failure in the performance by the Sellers of any covenant or obligation set forth in this Agreement which is not cured as provided in paragraph 12 of this Agreement; (c) except as otherwise expressly provided in the Assignment, any liabilities or claims arising or attributable to periods prior to the Effective Time with respect to the Interests including, without limitation, all litigation affecting the Interests and all claims and liabilities relating to joint interest billings, revenue disbursements, taxes and personal injuries. In addition to the foregoing, the Sellers will pay to the Indemnified Parties interest on the amount of any loss, damage, claim, liability, debt, obligation or expense the payment of which is or becomes due to the Indemnified Parties by the Sellers, such interest to be calculated from the date of loss or payment of an indemnified claim and until paid at a floating rate of interest equal to the prime rate published from time to time in The Wall Street Journal. Claims for indemnification involving the payment of money by the Sellers to an Indemnified Party will be due and payable by the Sellers within ten (10) days after notification thereof. Claims for indemnification involving amounts due to third parties will be promptly paid by the Sellers when due, subject to the Sellers' right to contest the same in good faith. The Buyer may not settle a third-party claim for which indemnification is sought against the Sellers without the Sellers consent.

11. Preservation of Books and Records. For a period of four (4) years after the Closing Date, the Buyer and the Sellers will, using procedures consistent with their current record retention procedures, preserve and retain all books and records held by any of them that relate to the Interests including, but not limited to, any documents relating to any governmental or nongovernmental actions, suits, proceedings or investigations arising out of the operation of the Interests prior to the Effective Time. Subject to mutually acceptable confidentiality requirements, each of the parties agrees to make the such books and records available to the other parties and their respective agents upon reasonable notice and at reasonable times.

12. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by: (a) mutual consent of the Sellers and the Buyer; (b) the Buyer, if the Buyer is not in default and the conditions set forth in paragraph 6 of this Agreement have not been satisfied by the Sellers or waived by the Buyer; or (c) the Sellers, if the Sellers are not in default, and the conditions precedent set forth in paragraph 7 of this Agreement have not been satisfied by the Buyer or waived by the Sellers. In the event of termination, written notice thereof will be given to the other party or parties specifying the provision pursuant to which such termination is made.

13. Default. If any party fails to perform any obligation contained in this Agreement, the party claiming default will serve written notice to the other party specifying the nature of such default and demanding performance. If such default has not been cured within ten (10) days after receipt of such default notice, the nondefaulting party will be entitled to exercise all remedies arising at law or in equity by reason of such default, including, without limitation, specific performance of this Agreement.

14. Arbitration. Any dispute under this Agreement (other than disputes regarding Title Defects and Environmental Defects) will be submitted to binding arbitration before a single arbitrator selected by the American Arbitration Association (the "AAA"), with such arbitration proceeding to be conducted in Oklahoma City, Oklahoma, in accordance with the Commercial Arbitration Rules of the AAA. The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrators' judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party's judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Unless otherwise expressly set forth in this Agreement, the procedures specified in this paragraph 14 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement.

15.  Miscellaneous. It is further agreed as follows:

     15.1 Time. Time is of the essence of this Agreement.

     15.2 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given and received when delivered personally, or on the date of delivery when delivered prior to 5:00 p.m. local time on a business day by telefacsimile to the party designated to receive such notice, otherwise on the next succeeding business day, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following addresses or to such other or additional addresses as any party might designate by written notice to the other parties:

                  To the Buyer:             Mr. Aubrey K. McClendon
                                            Carmen Acquisition Corp.
                                            6100 North Western
                                            Oklahoma City, Oklahoma  73118
                                            Telephone:  (405) 879-9226
                                            Telefacsimile: (405) 848-8588

                  With a copies to: Mr. Marcus C. Rowland and
                                            Mr. Doug Jacobson
                                            Carmen Acquisition Corp.
                                            6100 North Western
                                            Oklahoma City, Oklahoma  73118
                                            Telephone:  (405) 879-9233
                                            Telefacsimile:  (405) 879-9546

                                            and

                                            Ray Lees
                                            Commercial Law Group, P.C.
                                            2725 Oklahoma Tower
                                            210 Park Avenue
                                            Oklahoma City, Oklahoma  73102
                                            Telephone:  (405) 232-3001
                                            Telefacsimile:  (405) 232-5553

                  To the Sellers:           Mr. Larry E. Lee
                                            RAM Energy, Inc.
                                            Magic Circle Energy Corporation
                                            Meridian Tower, Suite 650
                                            5100 East Skelly Drive
                                            Tulsa, Oklahoma 74137
                                            Telephone: (918) 663-2800
                                            Telefacsimile: (918) 663-9214

                  With a copy to:   Mr. Drake Smiley
                                            RAM Energy Inc.
                                            Meridian Tower, Suite 650
                                            5100 East Skelly Drive
                                            Tulsa, Oklahoma 74137
                                            Telephone: (918) 663-2800
                                            Telefacsimile: (918) 663-9540

                                            and

                                            C. David Stinson, Esquire
                                            McAfee & Taft
                                            211 North Robinson, 10th Floor
                                            Oklahoma City, Oklahoma  73102
                                            Telephone:  (405) 235-9621
                                            Telefacsimile:  (405) 235-0439

     15.3 Representations and Warranties. The respective representations and warranties of the Sellers and the Buyer contained in this Agreement will not be deemed waived or otherwise affected by any investigation made by any party hereto. Such representations and warranties will survive the Closing Date but will terminate on the day that is two (2) years from and after the Closing Date, except for the warranties in paragraphs 3.9, 3.14.1 and 3.14.3 and the first sentence of paragraph
          3.10 which warranties, except as otherwise provided in the Assignment, will terminate at the end of the Second Hold Back Period. The intended effect of termination of representations and/or warranties is to bar, from and after the date of termination, any claim or cause of action by one party against the other(s) based on the alleged inaccuracy of such representation or breach of such warranty. This paragraph 15.3 will have no effect on any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

     15.4 Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things as might reasonably be requested by any party to this Agreement to assure that the benefits of this Agreement are realized by the parties.

     15.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective heirs, successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute such person a third party beneficiary of this Agreement.

     15.6 Cumulative Remedies. No failure on the part of any party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

     15.7 Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

     15.8 Headings. The paragraph headings contained in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

     15.9 Entire Agreement. This Agreement and the Assignment constitute the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or therein. In the event of any conflict between the terms of this Agreement and the terms of the Assignment, the terms of the Assignment will control.

    15.10 Assignment. It is agreed that the parties may not assign such party's rights nor delegate such party's duties under this Agreement without the express written consent of the other parties to this Agreement.

    15.11 Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

    15.12 Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

    15.13 Attorney Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement, including arbitration, the party to such action or proceeding which does not prevail will reimburse the prevailing party therein for the reasonable expenses of attorneys' fees and disbursements incurred by the prevailing party.

    15.14 Waiver. Waiver of performance of any obligation or term contained in this Agreement by any party, or waiver by one party of the other's default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

    15.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

    15.16 JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    15.17 WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. EACH OF THE BUYER AND
          THE SELLERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR ARBITRATION ANY "SPECIAL DAMAGES," AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH. AS USED IN THIS PARAGRAPH, "SPECIAL DAMAGES" INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

         IN WITNESS WHEREOF, the Sellers and the Buyer have executed this Agreement effective as of the date first above written.

                        CARMEN ACQUISITION CORP., an Oklahoma corporation


                        By AUBREY K. MCCLENDON
                           Aubrey K. McClendon, Chief Executive Officer

                        (the "Buyer")


                        RAM ENERGY, INC., a Delaware corporation


                        By  LARRY E. LEE
                            Larry E. Lee, Chief Executive Officer

                        MAGIC CIRCLE ENERGY CORPORATION, a Delaware corporation


                        By  LARRY E. LEE
                            Larry E. Lee, Chief Executive Officer

                        CARMEN DEVELOPMENT CORPORATION, an Oklahoma corporation, on its own behalf and as successor in interest to CFLP


                        By  LARRY E. LEE
                            Larry E. Lee, Chief Executive Officer

                        (jointly and severally, the "Sellers")